February 18, 2015

Lynn Kitzmann

RE:  Offer of CFO Position

Dear Lynn:

On behalf of Spindle, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer which was approved by the Board of Directors on February 18, 2015. You will work out of our Scottsdale office. The offer terms and conditions are as follows:

You will be expected to perform various duties consistent with your position.  You are an officer of the company which comes with all of the fiduciary responsibilities of the position.

Your employment with the Company will be “at-will,” which means that it will be for no specified term and your employment may be terminated by you or the Company at any time, with or without cause or notice.

Your compensation will be at the annual rate of $130,000 less payroll deductions and all required withholdings. You will be paid semi-monthly or otherwise as required by applicable State law.

You will be entitled to participate in any employee benefit or group insurance plan that may from time-to-time be adopted by the Company that is generally available to the other full-time employees of the Company, subject to the terms and conditions of such benefits and plans.  The Company reserves the right to amend, modify or cancel any employee benefit or insurance plan it offers at any time for any reason. The Company currently offers a PPO health insurance plan, which is currently provided by Blue Cross of AZ, as well as a dental and vision plan.

You will earn Paid Time Off (“PTO”) at the rate of 15 days per year or 10 hours per month (5 hours per pay period), accruing prospectively from the date that you become employed by the Company.  PTO may be used if you are sick, for any personal reason, or for vacation. PTO must be fully used each calendar year and will not rollover.  You are expected to be available during your PTO unless prearranged.

Upon the completion of one (1) year of continuous employment with the Company, you will receive a grant of 100,000 shares of Spindle restricted common stock. Stock will be granted after February 28th 2016 and upon completion of 1 year of continuous employment with the company. If the company should elect to terminate your employment for convenience you will receive a prorated amount of shares for each month of employment with a minimum of 50,000 shares. Should you elect to terminate your employment or be terminated for cause, no stock will be issued.

As a condition of employment, you will be required to sign and comply with the terms of the Spindle Inc. Confidentiality, Noncompete, Nonsolicit and Assignment Agreement (the "Agreement").

This letter, together with the Agreement, forms the complete and exclusive statement of the terms of your employment with the Company. To the extent there is any conflict between the terms of this letter and any other Company document or policy, the terms of this letter control.  The terms of this letter agreement cannot be modified, except in a writing signed by a Company officer.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

Please sign and date this letter, and return it to me by February 19th, 2015, if you wish to accept the position and the responsibilities of the Chief Financial Officer of Spindle, Inc., (OTCQB: SPDL) under the terms described above.  By signing and accepting this offer, you represent that (i) you are not subject to any preexisting contractual or other legal obligation with any person, company or business enterprise which may impede your employment with, or your providing services to, the Company as its employee, and (ii) you do not have, and will not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom or to which you previously provided services.

We look forward to your favorable reply and to a productive and enjoyable work relationship.  If you have any questions regarding this letter, please contact me at (480) 336-2653.

Sincerely,

Spindle, Inc.

/s/ William E. Clark
William E Clark, Chairman of the Board and Chief Executive Officer

Accepted and Agreed:
/s/ Lynn Kitzmann
Lynn Kitzmann
2/18/15
Date